Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-4 (File No. 333-205940) of Singer Madeline Holdings, Inc. of our report dated March 16, 2015 on our audits of the consolidated financial statements of Sequential Brands Group, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended and our report on our audit of the effectiveness of internal control over financial reporting of Sequential Brands Group, Inc. and Subsidiaries as of December 31, 2014, dated March 16, 2015, which reports are included in the Annual Report on Form 10-K of Sequential Brands Group, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

New York, New York

October 13, 2015